Lawter International, Inc.
                                  One Terra Way
                                8601 95th Street
                          Kenosha Wisconsin 53142-7716
                                  414/947-7300
                                Fax 414/947-7328


NEWS RELEASE                                    For further information, please
                                                contact:
                                                        Mr. John P. O'Mahoney
                                                        Chairman and CEO



               LAWTER INTERNATIONAL AND ESTATE OF DANIEL J. TERRA
                             AGREE ON STOCK BUYBACK


        Kenosha, Wisconsin, March 19, 1998 - Lawter International, Inc. (NYSE:
LAW) announced today that it has entered into a definitive agreement with the Estate of Daniel J. Terra for the repurchase by Lawter of the Estate's entire holdings of Law ter Common Stock. The 11,503,130 shares, representing approximately 25.4% of Lawter's outstanding Common Stock, will be purchased for $11.375 per share, for a total purchase price of $130,848,000. The purchase is expected to be completed by April 1 7, 1998, subject to certain customary closing conditions and will be funded by a combination of debt and cash.

 John O'Mahoney, Chairman and Chief Executive Officer of Lawter, commented that, "We believe this transaction will be beneficial to both parties. From the standpoint of Lawter and its stockholders, other than the Estate, the transaction is accretive to earnings per share. Moreover, it achieves a restructuring of our capital base to reflect more appropriate leverage for our company and does so in a transaction that does not reduce the real public float in our shares. Finally, the market overha ng represented by the Estate's holdings will be eliminated".

Lawter is a specialty chemical company, with 20 facilities in 15 countries throughout the world. It is a major manufacturer and distributor of printing ink vehicles, wax compounds and powders, and synthetic and hydrocarbon resins to the graphic arts industry. Lawter also serves the industrial coatings, adhesives and rubber industries.

        This press release contains forward-looking statements which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, certain global and r egional economic conditions and factors detailed in the Company's Securities and Exchange Commission filings.